UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2007

Maverick Oil and Gas, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-50428	98-0377027
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

16415 Addison Road, Suite 850, Addison, TX	75001-5332
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(214) 239-4333

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward-Looking Statement

This Current Report contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding future results, levels of activity, events, trends or plans. We have based these forward-looking statements on our current expectations and projections about such future results, levels of activity, events, trends or plans. These forward looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, events, trends or plans to be materially different from any future results, levels of activity, events, trends or plans expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as guidance, may, will, should, could, would, expect, plan, anticipate, believe, estimate, continue or the negative of such terms or other such expressions. Important factors that could have an effect on our business could cause actual results to differ materially from our expectations. These include, but are not limited to: (1) our ability to restructure the payment and other relevant terms on the balance of our secured convertible debentures in a manner that will maintain the Company as a viable concern now that the sale of our Barnett Shale project has been completed; (2) our ability to locate and finance the acquisition of income producing properties in the future sufficient to maintain the Company as a viable concern, given our currently limited capital resources; (3) our ability to find industry partners or otherwise facilitate the commercial development of our interest in the Fayetteville shale play; (4) our ability to sustain operations for a period of time necessary to implement certain of our development plans, given our currently limited resources: (5) whether ongoing or projected drilling efforts can be completed within our estimated time and cost budgets in view of the risks and uncertainties normally associated with drilling projects; (6) whether ultimate production from these efforts may be achieved, and if so, in a manner consistent with either initial test results or our expectations, given the uncertainties associated with drilling and extraction of oil and gas reserves; (7) whether long term test results will justify the drilling of additional wells; (8) when such additional wells may be drilled; and (9) in general, our ability to locate projects deemed attractive by management and our the ability to drill for and extract commercial quantities of oil and gas on these projects. Further, other than certain reserve amounts set aside at the closing, we have made no material provision to cover assertion of any material post-closing adjustment items following the sale of our interest in the Barnett Shale project. As they pertain to our business, in general, important factors that could cause our actual results to differ materially from our expectations, include but are not limited to those factors disclosed in our annual report on Form 10-K, our other filings with the Securities and Exchange Commission, as well as our other public documents and press releases which can be found on our web site (www.maverickoilandgas.com). Readers are cautioned not to place undue reliance on our forward looking statements, as they speak only as of the date made. Such statements are not guarantees of future performance or events and we undertake no obligation to disclose any revision to these forward looking statements to reflect events or circumstances occurring after the date hereof.

Item 2.01	Completion of Acquisition or Disposition of Assets

On April 27, 2007, in our capacity as the manager of RBE, LLC (“RBE”), we caused RBE to close on an Agreement of Sale and Purchase dated February 28, 2007 (the “Agreement of Sale”), between RBE, as seller, and Pioneer Natural Resources USA, Inc. as buyer (“Buyer”). Pursuant to the Agreement of Sale, at the closing, RBE assigned and sold to Buyer all of RBE’s right, title and interest in and to those oil, gas and/or mineral leases and related leasehold interests located in Wise County, Texas, and otherwise known as our “Barnett Shale Project”, together with all appurtenant wells, pipelines, facilities and equipment used in connection with the Barnett Shale Project.

The aggregate base purchase price paid by Buyer to RBE for the properties was $35.5 million (and the portion of the base purchase price allocable to our 63.3% interest in RBE, was $22.5 million). After the payment of expenses of the transaction and project related expenses, we expect to yield net proceeds from the sale of approximately $20.3 million.

The sale of our interest in the Barnett Shale Project was undertaken by us to satisfy certain contractual obligations imposed under the terms of our Secured Convertible Debentures dated June 21, 2006 and November 16, 2006. We expect to apply approximately $19 million of the net proceeds from the sale towards the repayment of amounts due under those debentures. The balance, if any, will be used for working capital. We are in discussions with these debenture holders to restructure the remainder of our outstanding indebtedness, which is expected to approximate $25 million.

The Agreement of Sale contains negotiated representations, warranties, covenants and indemnities by each party. Certain of the indemnity obligations of RBE in favor of the Buyer regarding breach of any of RBE’s representations and warranties shall continue to apply, subject to certain caps, for a period of twelve (12) months, and, with respect to aggregate liabilities in excess of specified thresholds.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Agreement of Sale and Purchase by and between RBE, LLC (Seller) and Pioneer Natural Resources USA, Inc. (Buyer) (Incorporated by reference to our Form 8-K filed with the Commission on March 6, 2007)

99.1	Press Release dated April 30, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MAVERICK OIL AND GAS, INC.

Date: May 2, 2007	By: /s/ Stephen M. Cohen Stephen M. Cohen, CEO

Exhibit Index

99.1	Press Release dated April 30, 2007